EXHIBIT 10.17

                                            November 11, 1998

Top Source Automotive, Inc.
7108 Fairway Drive, Suite 200
Palm Beach Gardens, Florida 33418

Top Source Instruments, Inc.
7108 Fairway Drive, Suite 200
Palm Beach Gardens, Florida 33418

Re: Loan and Security Agreement entered into on July 1, 1997, between NationsCredit Commercial Corporation, through its NationsCredit Commercial Funding Division ("Lender") and Top Source Automotive, Inc. ("TS Auto") ("TS Auto Loan Agreement"); Loan and Security Agreement entered into on July 1, 1997, between Lender and Top Source Instruments, Inc. ("TS Instruments") ("TS Instruments Loan Agreement"); Each of TS Auto and TS Instrument may be referred to herein as a "Borrower" or collectively as "Borrowers," and each of the TS Auto Loan Agreement and the TS Instrument Agreement may be referred to herein as a "Loan Agreement" or collectively as "Loan Agreements." Unless otherwise defined in this letter, all capitalized terms shall have the same meaning set forth in the TS Auto Loan Agreement and the TS Instruments Loan Agreement.

Gentlemen:

         You have recently notified us of the following:

         A. The Borrowers and Top Source Technologies, Inc.'s ("Parent") net losses for the fiscal year ending September 30, 1998 exceeded $2 million, exclusive of extraordinary gains and extraordinary losses, which is a violation of Section 5.19 of each of the Loan Agreements;

         B. Pursuant to your counsel's correspondence of November 3, 1998 (a copy of which is attached), you are proposing to sell $3,500,000 of convertible preferred stock which will be used to pre-pay in part $3,020,000 of convertible notes, and would be a violation of Sections 5.18 (viii) and (xiii) of each of the Loan Agreements;

         C. Pursuant to the same letter, some of the proceeds of the sale of preferred stock will be used to partially redeem convertible preferred stock issued by the Parent and/or the Borrowers in May, 1998, which would also be a violation of Section 5.18 of each of the Loan Agreements; and

         D. On or about August 14, 1998 TS Auto, along with Parent and other affiliates of TS Auto and TS Instruments, entered into an Asset Purchase Agreement with NCT Audio Products, Inc. ("Buyer"), pursuant to which Borrowers (i) proposed to sell substantially all of their assets to the Buyer ("Asset Purchase Agreement"), the consummation of which would also be an Event of Default under each of the Loan Agreements and (ii) have sold 20% of the issued and outstanding common stock of TS Auto, which is an Event of Default under the TS Auto Loan Agreement.

         In connection with each of the foregoing actions, you have requested our waiver of any Events of Default and/or, where appropriate, our consent thereto. In consideration of the matters set forth below and for other good and valuable consideration, Lender and Borrowers agree as follows:

         1. If Borrowers' shareholders approve the Asset Purchase Agreement and such approval is obtained on or before December 31, 1998, then:

              a) Lender shall be deemed to have waived any Event of Default as a result of Borrowers' violation of Section 5.19 of each of the Loan Agreements for Borrowers' fiscal year ending September 30, 1998;

              b) Section 8(e)(i) of Schedule A to each of the Loan Agreements shall be deemed to be amended as follows:

(i) Maximum Cumulative Pre-tax Net Loss: $1,000,000, exclusive of extraordinary gains and extraordinary losses, for TST and each of its subsidiaries on a consolidated basis beginning October 1, 1998.

              c) Section 1(d)(i) Schedule A of the TS Auto Loan Agreement shall be deemed to be amended as follows:

                   Overall sublimit on advances        $250,000
                   against eligible inventory






              d) Borrower shall collaterally assign to Lender a $250,000 certificate of deposit issued by a bank acceptable to Lender and secured pursuant to documentation acceptable to Lender.

              In the event Borrowers' shareholders fail to approve the Asset Purchase Agreement on or before December 31, 1998, then Lender will not be deemed to have waived Section 5.19 of each of the Loan Agreements as set forth above in Section 1(a) or any default that may result from the issuance of stock under the Asset Purchase Agreement.

         2.   Lender  hereby  waives any Event of Default  under  Sections  5.18
              (viii) and (xiii) of each of the Loan Agreements resulting from Borrowers' consummation of the sale of $3,500,000 of convertible preferred stock and using such proceeds to pay $3,020,000 of convertible notes as set forth in paragraph B above. Borrowers agree that they may (i) not pay any cash dividends due under such preferred stock if there is any other Event of Default under either the TS Automotive Loan Agreement or the TS Instruments Loan Agreement and (ii) redeem any of their capital stock from the proceeds of this transaction and not from any proceeds of financing provided by Lender;

         3. Lender does not object to the closing of the Asset Purchase Agreement so long as there is no Event of Default at the time of closing of the Asset Purchase Agreement.

         4. All proceeds from the closing of the Asset Purchase Agreement will be first used to satisfy all of Borrowers' Obligations to Lender including all accrued and/or unpaid interest, charges, fees, loan fees, Early Termination Fees, Minimum Borrowing Fees, and all other sums chargeable to Borrowers under the Loan Agreements.

         5. Borrowers hereby agree to pay Lender a fee of $25,000. Neither Lender's acceptance of this fee nor Lender's waivers or consents herein shall be deemed to be a consent of any other action or waiver of any other Default, whether prior or subsequent to the date of this letter, and whether or not similar to the defaults and actions set forth herein. Borrowers agree Lender may charge such fee to any of Borrowers' loan accounts maintained by Lender.









         Except as set forth herein, each of the Loan Agreements remain unchanged and in full force and effect.

 Very truly yours,


NationsCredit Commercial Corporation,
through its NationsCredit Commercial Funding Division

By: _____________________________
       Tom D. Chapman
       Senior Vice President

Top Source Automotive, Inc.


By: _____________________________
Its:  _____________________________


Top Source Instruments, Inc.


By: _____________________________
Its:  ______